Exhibit 4.1

Execution Version

Certain information contained in this exhibit has been redacted pursuant to Item 601(a)(6) of Regulation S-K, as indicated with the notation “[###]”, because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Orchestra BioMed Holdings, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11(a) HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

ORCHESTRA BIOMED HOLDINGS, INC.

Dated as of November __, 2024 (the “Effective Date”)

WHEREAS, Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Company”), has entered into a Loan and Security Agreement of even date herewith (as amended and in effect from time to time, the “Loan Agreement”) with [_], a [_] [corporation] and the other Lender and/or Borrower parties named therein;

WHEREAS, the Company desires to grant to [_] (together with any successor or permitted assignee or transferee of this Warrant (as defined below) or of any shares issued upon exercise hereof, the “Warrantholder”), in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Common Stock (as defined below) pursuant to this Warrant Agreement (this “Warrant”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a)Grant of Right.  For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from the Company up to the number of fully paid and non-assessable shares of Common Stock determined pursuant to Section 1(c) below, at a purchase price per share equal to the Exercise Price (as defined below). The number of shares of Common Stock and the Exercise Price of such shares are subject to adjustment as provided in Section 8.

(b)Certain Definitions.  As used herein, the following terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger, business combination or consolidation of the Company into or with another Person (other than a merger, business combination or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, business combination, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, business combination, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing a majority of the Company’s then-total outstanding combined voting power.  For the avoidance of doubt, “Acquisition” shall not include (x) any sale and issuance by the Company of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors for cash in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of the Company, (y) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its subsidiaries, or (z) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification.

“Act” means the Securities Act of 1933, as amended.

“Charter Documents” means the Company’s Certificate of Incorporation and Bylaws, each as amended and/or restated and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.0001 par value per share, together with any securities of the Company into or for which the outstanding shares of such common stock may be converted, exchanged or substituted.

“Exercise Price” means $5.75 [3-day VWAP as of day prior to closing].

“Lender” has the meaning given in the Loan Agreement.

“Liquid Sale” means an Acquisition in which the consideration received by the Company (and intended or anticipated to be distributed to its shareholders (in their capacity as such) and/or its shareholders (in their capacity as such), as applicable, consists solely of cash and/or Marketable Securities.

“Marketable Securities” in connection with an Acquisition means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act, and is then current in its filing of all required reports and other information under the Act and the 1934 Act; (ii) the class and series of shares or other security of the issuer that would be received by the Warrantholder in connection with the Acquisition were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) following the closing of such Acquisition, the Warrantholder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Warrantholder in such Acquisition were the Warrantholder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition (except for any restrictions as a result of Warrantholder’s status as an Affiliate (as defined in Rule 144 promulgated under the Act) of the Company.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the date of such exercise multiplied by the number of shares of Common Stock requested to be exercised under this Warrant pursuant to such exercise.

“Regulation D” means Regulation D promulgated under the Act, as amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Trading Market” means any Nasdaq or other national securities exchange or market.

(c)Number of Shares.  This Warrant shall be exercisable for such number of shares of Common Stock as shall equal (i)(x) 0.02, multiplied by (y) the aggregate principal amount of all Term Loan Advances (as defined in the Loan Agreement) made to the Company by the Warrantholder as Lender, divided by (ii) the Exercise Price as in effect from time to time.

SECTION 2. TERM OF THE WARRANT.

Except as otherwise provided for herein, the term of this Warrant (the “Warrant Term”) shall commence on the Effective Date and shall continue until the earliest to occur (the “Termination Date”) of (i) the seventh (7th) anniversary of the Effective Date (the “Expiration Date”), (ii) the consummation of a Cash Acquisition, or (iii) the exercise in full of this Warrant.

SECTION 3. EXERCISE OF THE WARRANT.

(a)Exercise. Subject to the terms and conditions hereof, the purchase rights set forth in this Warrant may be exercised, in whole or in part, at any time and from time to time during the Warrant Term, by tendering to the Company at its principal office or delivering electronically a notice of exercise in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with Section 3(b) below, and in no event later than three (3) business days thereafter, the Company shall issue to the Warrantholder a certificate or notice of book entry (each of which may be in electronic form) representing the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of shares that remain subject to future purchases under this Warrant, if any. Notwithstanding any contrary provision herein, if this Warrant was originally executed and/or delivered electronically, in no event shall the Warrantholder be required to surrender or deliver an ink-signed paper copy of this Warrant in connection with its exercise hereof or of any rights hereunder, nor shall the Warrantholder be required to surrender or deliver a paper or other physical copy of this Warrant in connection with any exercise hereof.

(b)Manner of Payment.  The Purchase Price may be paid, at the Warrantholder’s election, either (i) by cash, check or wire transfer of immediately available funds to an account designated inwriting by the Company, or (ii) by surrender to the Company of a number of shares issuable hereunder having an aggregate value equal to the Purchase Price (“Net Issuance”). If the Warrantholder makes a Net Issuance election, the Company shall issue to the Warrantholder such number of fully paid and non-assessable shares of Common Stock as determined by the following formula:

X = Y(A-B)/A

where:

X =the number of shares to be issued to the Warrantholder;

Y =the number of shares with respect to which this Warrant is being exercised (inclusive of the shares surrendered to the Company in payment of the Purchase Price);

A =the fair market value (as determined pursuant to Section 3(c) below) of one (1) share of Common Stock; and

B =the Exercise Price then in effect.

(c)Fair Market Value.  For purposes of this Warrant:

(i)if shares of Common Stock are then traded on a Trading Market, the fair market value of one (1) share of Common Stock shall be the average of the closing prices over a five (5) trading day period ending three days before the date on which fair market value of the securities is being determined (which in connection with the exercise of this Warrant, shall be the business day immediately preceding the date on which the Warrantholder delivers the Notice of Exercise to the Company);

(ii)if shares of Common Stock are not then traded on a Trading Market, the fair market value of one (1) share of Common Stock shall be determined by the Company’s Board of Directors in its reasonable, good faith judgment;

(iii)for purposes of a Liquid Sale, the fair market value of one (1) share of Common Stock shall be the total value of the maximum aggregate consideration payable per outstanding share of Common Stock as determined under the definitive agreements executed by the parties in such Liquid Sale.

(d)Automatic Net Issuance Exercise on Expiration. In the event that, on the Expiration Date, the fair market value of one (1) share of Common Stock as determined in accordance with Section 3(c) above is greater than the Exercise Price then in effect, this Warrant shall automatically be deemed on and as of such date to be exercised on a Net Issuance basis as to all shares for which it shall not previously have been exercised, and the Company shall, within ten (10) business days following the Warrantholder's written request, deliver a certificate or notice of book entry, each of which may be in electronic form, representing the shares issued to the Warrantholder on such exercise.

(e)Legend. Each certificate or notice of book entry evidencing shares of Common Stock issued on exercise hereof shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED (OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT AGREEMENT ISSUED BY THE COMPANY TO [_]. DATED NOVEMBER __, 2024, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Such legend shall be removed and the Company shall, or shall instruct its transfer agent to, issue a certificate or book entry shares without such legend or any other legend to the holder of such shares (i) if such shares are sold or transferred pursuant to an effective registration statement under the Act covering the resale of such shares by the holder thereof, (ii) if such shares are sold or transferred pursuant to Rule 144 under the Act, (iii) if, upon advice of counsel to the Company, such shares are eligible for resale without any restrictions under Rule 144 under the Act, or (iv) if the Warrantholder has either (a) acquired shares of Common Stock through Net Issuance and has held such shares and/or this Warrant for an aggregate period of more than twelve (12) months from the Effective Date, or (b) acquired shares of Common Stock other than through Net Issuance and has held such shares for a period of more than twelve (12) months from the date of acquisition thereof, the Company shall authorize and instruct its transfer agent to remove from the applicable shares of Common Stock any restricted securities legend or stop transfer instructions pertaining to transfer restrictions under the Act, subject to the Warrantholder delivering to the Company’s transfer agent a Legend Removal Certificate in substantially the form attached hereto as Exhibit D.

SECTION 4. RESERVATION OF SHARES.

The Company covenants that it shall at all times during the Warrant Term cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant.

SECTION 5. NO FRACTIONAL SHARE.

No fractional share or scrip shall be issued upon exercise of this Warrant, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying the Warrantholder in cash an amount equal to (a) such fractional interest, multiplied by (b)(i) the fair market value (as determined in accordance with Section 3(c) above) of a full share, less (ii) the then-effective Exercise Price.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

Without limiting any provision of this Warrant, the Warrantholder agrees that as a holder of this Warrant it will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the shares of Common Stock issuable hereunder unless and until the exercise of this Warrant and then only with respect to the shares issued on such exercise.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. The Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(f). The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a)Acquisition.

(i)Liquid Sale.  In the event of a Liquid Sale in which the fair market value of a share of Common Stock as determined pursuant to Section 3(c) above would be greater than the Exercise Price in effect as of immediately prior to the closing of such Liquid Sale, and the Warrantholder has not previously exercised this Warrant in full, then, in lieu of the Warrantholder’s exercise of the unexercised portion of this Warrant, this Warrant shall, as of immediately prior to such closing (but subject to the occurrence thereof) automatically cease to represent the right to purchase shares of Common Stock and shall, from and after such closing, represent solely the right to receive the aggregate consideration that would have been payable in such Liquid Sale on and in respect of all shares of Common Stock for which this Warrant was exercisable as of immediately prior to the closing of such Liquid Sale, net of the Purchase Price therefor, as if such shares had been issued and outstanding to the Warrantholder as of immediately prior to such closing, as and when such consideration is paid to the holders of the outstanding shares of Common Stock.  In the event of a Liquid Sale in which the fair market value of a share of Common Stock as determined pursuant to Section 3(c) above would be equal to or less than the Exercise Price in effect as of immediately prior to the closing of such Liquid Sale, this Warrant will automatically and without further action of any person terminate as of immediately prior to such closing.

(ii)Non-Liquid Sale Acquisition.  Upon the closing of any Acquisition other than a Liquid Sale, the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the shares of Common Stock issuable upon exercise of the unexercised portion of this Warrant as if such shares were outstanding on and as of the closing of such Acquisition, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing (with the Exercise Price adjusted accordingly), all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant.

(b)Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c)Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its outstanding Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Common Stock issuable upon the exercise of this Warrant shall be proportionately decreased.

(d)Dividends and Distributions. If the Company at any time during the Warrant Term shall:

(i) declare, make or pay a dividend or distribution on or with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution;

(ii) declare, make or pay any other dividend or distribution on or with respect to the outstanding shares of Common Stock (other than a cash dividend or distribution), then in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of all shares of Common Stock issuable hereunder as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution; or

(iii) declare, make or pay any dividend or distribution on or with respect to the outstanding shares of Common Stock in cash (other than a distribution of cash proceeds received by the Company in connection with an Acquisition described in clause (i) of the definition of Acquisition above), then on and as of the date of each such dividend payment and/or distribution, the Exercise Price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of Common Stock; provided that in no event will the Exercise Price be reduced below the then-par value, if any, of a share of Common Stock.

(e)Notice of Certain Events. If: (i) the Company shall declare any dividend or distribution upon its Common Stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription or sale pro rata to all holders of the outstanding shares of Common Stock any additional securities of the Company (other than pursuant to contractual pre-emptive or first refusal rights), (iii) there shall be any Acquisition; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it notifies holders of the outstanding shares of Common Stock.

SECTION 9. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a)Reservation of Common Stock. The shares of Common Stock issuable upon exercise of this Warrant have been duly and validly reserved from the Company’s authorized and unissued shares of Common Stock for issuance on such exercise, and, when issued on exercise of this Warrant in accordance with its terms, will be duly and validly issued, fully paid and non-assessable, and free of any taxes, liens, charges and encumbrances except for restrictions on transfer provided for herein, under the Charter Documents or under applicable federal and state securities laws. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder have been duly authorized by all necessary corporate action on the part of the Company’s Board of Directors and shareholders. This Warrant: (1) does not violate the Charter Documents; (2) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (3) except as would not reasonably be expected to have a Material Adverse Effect (as such term is defined in the Loan Agreement), does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Warrant is subject to general principles of equity.

(c)Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required on the part of the Company with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any applicable filing of notices pursuant to Regulation D under the Act, any notice required to be given to the Trading Market and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)Investment Purpose. This Warrant and the shares of Common Stock issuable upon exercise hereof are being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration under the Act or an exemption from the registration requirements of the Act. Warrantholder is not a registered broker-dealer under Section 15 of the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(b)Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)Risk of No Registration. Without in any way limiting the Company’s obligations under this Warrant, the Warrantholder understands that if the Common Stock is not registered with the SEC pursuant to Section 12 of the 1934 Act or the Company is not required to file reports pursuant to Section 13(a) or Section 15(d) of the 1934 Act, or if a registration statement is not effective under the Act covering the resale of the shares of Common Stock issuable upon exercise of the Warrant when it desires to sell (i) the rights to purchase Common Stock pursuant to this Warrant or (ii) the Common Stock issuable upon exercise of the right to purchase, as applicable, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)Restricted Securities. The Warrantholder understands that this Warrant and the shares of Common Stock issuable upon exercise hereof have not been registered under the Act or registered or qualified under the securities laws of any state, and are issued in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Warrantholder’s investment intent as expressed herein. The Warrantholder understands that the Company is under no obligation to so register or qualify this Warrant or the shares of Common Stock issuable on exercise hereof. The Warrantholder understands that this Warrant and the shares of Common Stock issued upon any exercise hereof are “restricted securities” within the meaning of Rule 144 promulgated under the Act and must be held indefinitely unless subsequently registered under the Act and registered or qualified under applicable state securities laws, or unless exemptions from such registration and qualification are otherwise available.

(f)Accredited Investor. The Warrantholder is, and on each date on which it exercises any portion of this Warrant, it will be, an “accredited investor” as defined in Regulation D.

(g)No Short Sales. Neither the Warrantholder nor , its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in rule 200 of regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock (collectively “Short Sales”). Warrantholder agrees that at all times from and after the Effective Date and on or before the expiration or earlier termination of this Warrant, it shall not engage in any Short Sales.

SECTION 11. TRANSFERS.

(a)This Warrant and the shares of Common Stock issued upon exercise hereof may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company or its transfer agent, as reasonably requested by the Company or such transfer agent).  The Company shall not, and shall cause its transfer agent not to, require the Warrantholder to provide an opinion of counsel if the transfer is to an “affiliate” (as defined in Regulation D) of the Warrantholder, provided that such affiliate is an “accredited investor” as defined in Regulation D. Additionally, the Company shall also not, and shall cause its transfer agent not to, require an opinion of counsel from the Warrantholder if there is no material question as to the availability of Rule 144 promulgated under the Act.

(b)Subject to the provisions of Section 11(a), the Warrantholder may transfer all or part of this Warrant or the shares of Common Stock issued upon exercise hereof to any transferee; provided, that in connection with any such transfer of this Warrant, Holder will give the Company notice of the portion of the Warrant being transferred, with the name, address and taxpayer identification number of the transferee, and the Warrantholder will surrender this Warrant to the Company for reissuance to the transferee(s) (and to the Warrantholder if applicable); and provided further, that any transferee of this Warrant shall make substantially the representations set forth in Sections 10(a) – (e) above and shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant.

SECTION 12. MISCELLANEOUS.

(a)Entire Agreement. This Warrant Agreement represents the entire and final agreement of the parties with respect to its subject matter, and supersedes and merges any and all prior agreements, statements and other communications between them with respect to such subject matter.

(b)Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c)Amendment and Waiver.  Notwithstanding any contrary provision herein or in the Loan Agreement, this Warrant may be amended and any provision hereof waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the Company and the Warrantholder.

(d)Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses and all reasonable costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(d), attorneys’ fees shall include without limitation reasonable fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e)Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f)Notices. All notices and other communications hereunder from the Company to the Warrantholder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the fifth (5th) business day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first business day following delivery to a reliable overnight courier service, courier fee prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

[_]

[ADDRESS]

Facsimile: [_]

Telephone: [_]

Email: [_]

If to the Company:

ORCHESTRA BIOMED HOLDINGS, INC.

Attention: Chief Financial Officer

150 Union Square Drive

New Hope, PA 18938

Email:

With a copy to (which shall not constitute notice hereunder):

Paul Hastings LLP

Attn: Samuel Waxman, Esq., Yariv Katz, Esq. and Keith Pisani, Esq.

200 Park Avenue

New York, NY 10016

Email: [###]

or to such other address as each party may designate for itself by like notice.

(g)Governing Law. This Warrant and the parties’ respective rights and obligations hereunder shall be governed by and construed in accordance with (i) the General Corporation Law of the State of Delaware, as to all matters within its scope, and (ii) otherwise, in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(h)Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in New York County, New York. Each of the Company and the Warrantholder generally and unconditionally: (a) consents to personal jurisdiction in New York County, New York; (b) waives any objection as to jurisdiction or venue in New York County, New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. The Company and the Warrantholder each hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Company in accordance with Section 12(f) of this Warrant and that service so made shall be deemed completed upon the earlier to occur of the party’s actual receipt thereof or five (5) days after deposit in the U.S. mails, proper postage prepaid. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(i)Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising out of this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS

ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO THIS WARRANT. This waiver extends to all such Claims arising out of this Warrant, including Claims that involve Persons other than the Company and the Warrantholder, and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

(j)Arbitration.  If the Mutual Waiver of Jury Trial set forth in Section 12(i) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired New York state judge or a retired Federal court judge.  Such proceeding shall be conducted in New York County, New York, with New York rules of evidence and discovery applicable to such arbitration.  The decision of the arbitrator shall be binding on the parties, and shall be final and non-appealable to the maximum extent permitted by law.  Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(k)Pre-arbitration Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(l)Counterparts; Facsimile/Electronic Signatures . This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument..  This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument.  The Company, the Warrantholder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures and the keeping of records in electronic form by any other party hereto in connection with the execution and storage hereof.  To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature, as provided under applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.  The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any holder of this Warrant pursuant to Section 11 or the enforcement of the terms hereof.

(m)Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, upon receiving an agreement from the Warrantholder as to indemnity or otherwise as it may reasonably require (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(n)Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by their respective officers thereunto duly authorized as of the Effective Date.

COMPANY:	ORCHESTRA BIOMED HOLDINGS, INC.

By:
	Name:	Andrew Taylor
	Title:	Chief Financial Officer

WARRANTHOLDER:	[_]

By:
Name:
Title: